UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2021 (July 28, 2021)

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 613-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Apollo Stockholders Agreement

On August 2, 2021, Hilton Grand Vacations Inc. (“HGV” or the “Company”) completed the previously announced acquisition of Diamond Resorts International, Inc. pursuant to the Agreement and Plan of Merger, dated as of March 10, 2021, as amended (the “Merger Agreement”), by and among HGV, Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“HGV Borrower”), Dakota Holdings, Inc., a Delaware corporation (“Diamond”) that is controlled by investment funds and vehicles managed by affiliates of Apollo Global Management, Inc. (together with its subsidiaries, “Apollo Investors”), and the stockholders of Diamond, pursuant to which Diamond merged with and into HGV Borrower (the “Merger”).

Concurrently with the consummation of the Merger, the Company, the Apollo Investors, and, for certain limited purposes, Hilton Worldwide Holdings Inc. (“Hilton”), entered into a stockholders agreement, substantially in the form that was attached to the Merger Agreement (the “Stockholders Agreement”), that will govern certain terms of Apollo Investors’ investment in HGV. The following summarizes material provisions of the terms of the Stockholders Agreement.

Board and Governance Terms

Board Seats

The Apollo Investors will initially be entitled to designate two individuals (the “Apollo Designees”) to serve on HGV’s board of directors (out of a total of nine directors) (the “Board”). The Apollo Investors have designated David Sambur and Alex van Hoek as the Apollo Designees and such individuals have been appointed to the Board as more fully described below under Item 5.02 of this Current Report on Form 8-K (this “Current Report”). The Apollo Investors also have the right to designate replacements for the Apollo Designees, subject to undergoing a customary evaluation process by HGV’s nominating and corporate governance committee.

If the Board increases its size, for every three additional directors added, the Apollo Investors have the right to appoint the third such director so long as the Apollo Investors (or their affiliates who have executed a joinder agreement to become party to the Stockholders Agreement (the “Joinder Agreement”), which are referred to in this Current Report collectively, as the “Apollo Parties”) still own at least 23,935,707 of the aggregate number of shares of HGV’s common stock that the Apollo Investors received in the Merger on the closing date (such shares, the “Apollo Closing Shares”).

The right to designate members of the Board will step down as the Apollo Parties’ ownership decreases. When the Apollo Parties no longer own a (i) at least 17,951,780 of the Apollo Closing Shares, one Apollo Designee will be required to resign, and (ii) at least 11,967,853 of the Apollo Closing Shares, the second Apollo Designee will be required to resign and the Apollo Investors will no longer be entitled to any representation on the Board. The Apollo Investors cannot “buy back” into the right to designate any Apollo Designees to the Board by acquiring shares of HGV’s common stock in the future. Accordingly, the shares are not fungible, and the Apollo Parties must retain the relevant number of shares from those received in the Merger at closing.

Board Committees

One Apollo Designee will be entitled to serve on the audit committee of the Board (the “Audit Committee”), subject to satisfaction of all eligibility requirements (including “independence” requirements) for membership on the Audit Committee as mandated by applicable law, the rules of the New York Stock Exchange and the charter of the Audit Committee. Additionally, each of the Apollo Designees will have observation rights and will be entitled to notice of, and to attend, committee meetings except when such attendance would reasonably be expected to present an actual or likely conflict of interest for the Apollo Designees in the good faith opinion of the applicable committee. However, the Apollo Designees (except with respect to an Apollo Designee who is a member of the Audit Committee) will not be entitled to a vote at such committee meetings. At this time, neither Mr. Sambur nor Mr. van Hoek is considered independent pursuant to audit committee independence standards and, accordingly, neither will serve on the Audit Committee.

Transfer Restrictions

The Apollo Parties are subject to a 160 day lock-up period post-closing. Only certain “Permitted Transfers” (as such term is defined in the Stockholders Agreement) are allowed during this period, including transfers to affiliates (subject to such affiliates executing a joinder agreement) and transfers pursuant to a bona fide loan or other financing arrangement.

After the lock-up period, the Apollo Parties may freely transfer their shares, so long as such transfers (i) comply with the volume and manner of sale restrictions in Rule 144, (ii) (a) are to any person or group that owns less than 5% of HGV’s total outstanding stock, and (b) are not to certain competitors of HGV or Hilton, known holders of 5% or more of HGV’s common stock or known activists, or (iii) are pursuant to an underwritten offering or a broker-facilitated block trade, in each case, so long as the Apollo Parties direct the applicable underwriter(s) or broker(s) to comply with the restrictions set forth in clause (ii) of this sentence.

HGV will have certain pre-emptive rights on transfers by the Apollo Parties, and the Apollo Parties will provide HGV with two days’ prior written notice in advance of consummating a proposed transfer (unless the notice is delivered before 9:00 am on a Friday, in which case the notice period only lasts until 4:00 pm on such day), and during the notice period will consider in good faith any written offer made by HGV to purchase all or any portion of the HGV stock that the Apollo Party proposes to transfer.

Standstill Obligations

The Apollo Parties will be subject to standstill obligations so long as (such later date, the “Standstill Removal Date”) (i) the Apollo Parties own a number of shares equal to 5% of the total outstanding shares of HGV’s common stock at closing or (ii) the Apollo Parties have the right to designate at least one director, including, subject to certain exceptions, prohibitions against:

•	acquiring shares or debt of HGV;

•	publicly offering to acquire HGV;

•	soliciting proxies or influencing any voting of HGV’s common stock;

•	seeking to control or influence of the Board (including removal/election) or HGV management;

•	initiating HGV stockholder proposals or seeking action by HGV stockholders;

•	forming or joining a “group” with respect to the common stock of HGV (other than a group consisting solely of Apollo Parties);

•	seeking to control or influence HGV management or policies (alone or with others);

•	advising, assisting, encouraging or entering into arrangements with anyone with respect to any of the above;

•	arranging or providing any financing for the acquisition of common stock or assets of HGV by anyone generally (other than as permitted by the Stockholders Agreement);

•

publicly disclosing any intention, plan, or arrangement inconsistent with any of the above that an Apollo Party knows, or would reasonably be expected to know, would require HGV to make a public announcement regarding any of the foregoing activities; and

•	contesting the validity of the above restrictions or challenging any “poison pill” or similar anti-takeover device.

The standstill provision will terminate on the later of (i) the day after the next annual stockholders meeting and (ii) 90 days after the Standstill Removal Date.

The Apollo Parties will be permitted to acquire additional shares of HGV common stock, so long as such acquisitions do not exceed the lower of (i) the Apollo Investors’ ownership level of HGV common stock at the closing of the Merger and (ii) the Apollo Investors’ ownership level of HGV common stock at the closing of the Merger less the number of shares of HGV common stock transferred by the Apollo Parties to a person other than another Apollo Entity (as such term is defined in the Stockholders Agreement) plus 2% of the total outstanding shares of HGV common stock immediately prior to such purchase.

Voting Matters

So long as the Apollo Parties own at least 5,983,927 of the Apollo Closing Shares, the Apollo Parties are obligated to vote all of their shares as recommended by the Board with respect to routine matters put to a vote of HGV stockholders (including contested or uncontested elections of directors, “say on pay” votes, approval of equity compensation plans and ratification of the selection of HGV’s auditors).

Additionally, as described under “Standstill Obligations” above, the Apollo Parties will agree to customary restrictions with respect to solicitation of proxies and voting of shares in contested elections. Otherwise, the Apollo Parties will be free to vote their shares in their sole discretion up to the number of shares that represents the Apollo Investors’ ownership percentage at the closing of the Merger. If at any time the Apollo Parties’ ownership percentage exceeds what it was at the closing of the Merger (due to share repurchases or another reduction in the total number of shares outstanding), then any excess shares must be voted pro rata with other HGV stockholders.

Consent Rights

So long as the Apollo Parties hold at least 11,967,853 of the Apollo Closing Shares, the consent of the Apollo Parties will be required to (i) amend HGV’s certificate of incorporation or bylaws in a manner that would require stockholder approval and would materially, disproportionately and adversely affect the rights of the Apollo Parties, or (ii) increase the size of the Board to exceed twelve directors; provided, that the Apollo Parties have no such consent right for amendments to HGV’s certificate of incorporation or bylaws to adopt a “poison pill” approved by the Board.

Additionally, the Stockholders Agreement may not be amended without the written consent of both HGV and the Apollo Investors (and, in certain cases, Hilton).

Registration Rights

The Apollo Parties can make up to six demands to have HGV register the shares of HGV’s common stock received in connection with the consummation of the Merger, subject to standard carve-outs. Certain affiliates of Reverence Capital Partners (the “Reverence Parties”) and the other former stockholders of Diamond who received shares of HGV’s common stock in connection with the Merger (the “other stockholders”) have the right to participate in any of the demand registrations. In addition, the Apollo Parties and the Reverence Parties (but not other stockholders) have “piggyback” rights allowing them to participate in registered public offerings by HGV.

If eligible to file a registration statement on Form S-3, HGV must file the requested registration statement within 45 days of the written demand for registration. If not eligible, HGV must file a registration statement on another form as expeditiously as possible. HGV must keep the registration effective for at least 180 days after the effective date (or such shorter period during which all registrable securities have been sold), subject to extension in the event of any required suspension of sales.

The Apollo Parties are responsible for paying all expenses for the registration of their shares.

Pre-emptive Rights

The Apollo Parties will have limited preemptive rights on certain future equity issuances, subject to customary carve-outs and limitations, so long as the Apollo Parties own at least 11,967,853 shares of the Apollo Closing Shares. The Apollo Parties will be able to participate in such issuances up to an amount equal to their then-current ownership percentage.

Confidentiality and Non-Use

The Apollo Designees will sign a customary confidentiality and non-use agreement in substantially the same form as signed by other members of the Board.

In addition, Apollo Designees who serve, or have served in the preceding twelve months, on the Board shall not serve on the board of directors of certain competitors of HGV or Hilton, or serve on the board of directors of any Apollo Entity that has a significant interest in such competitors. The Apollo Parties are also prohibited from acquiring a significant interest in such competitors that would result in such competitor becoming an affiliate of any Apollo Entity.

Termination

Generally, the Stockholders Agreement terminates when the Apollo Parties no longer own at least 5,983,927 of the Apollo Closing Shares; provided, that certain provisions have different termination dates as noted above.

Hilton Consent to Certain Amendments or Waivers

Hilton is a party to the Stockholders Agreement solely for the purpose of requiring its consent prior to any amendments to or waivers of certain provisions that govern (a) corporate governance matters, (b) voting matters, (c) transfer restrictions and (d) standstill obligations.

The foregoing description of the Stockholders Agreement and the Joinder Agreement in this Current Report on Form 8-K (this “Current Report”) are summaries, and are qualified in their entirety by reference to the complete terms of the Stockholders Agreement and the Joinder Agreement, respectively, included therein. The Stockholders Agreement and the Joinder Agreement are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Term Loan Credit Facility

On August 2, 2021, the Company, Hilton Grand Vacations Parent LLC, a subsidiary of the Company (“HGV Intermediate Parent”) and Hilton Grand Vacations Borrower LLC, an indirect subsidiary of the Company, as borrower (in such capacity, the “Borrower”), entered into a $1.3 billion senior secured term loan credit facility (the “Term Loan Credit Facility” and the loans thereunder, the “Term Loans”) with Bank of America, N.A., as administrative agent (the “Agent”) and collateral agent, other financial institutions as lenders from time to time party thereto and the other parties thereto. Simultaneous with the closing of the Term Loan Credit Facility, the Borrower borrowed the entire $1.3 billion of the Term Loans, the proceeds of which were used to finance the repayment of certain existing indebtedness of HGV and Diamond and to pay fees, commissions and expenses incurred in connection with the Merger. The Term Loan Credit Facility will mature on August 2, 2028 (the “Maturity Date”).

Interest Rates

At the option of Borrower, borrowings under the Term Loan Credit Facility will bear interest at either a base rate or at an annual rate equal to the London Interbank Offered Rate (“LIBOR”), for deposits with a corresponding term in U.S. dollars adjusted for applicable statutory reserve requirements (such rate as so adjusted, the “Reserve Adjusted Eurodollar Rate”), plus, in each case, an applicable margin and subject to a 0.50% LIBOR floor. The applicable margin for the Term Loan Credit Facility will be 2.00% per annum with respect to base rate borrowings, and 3.00% per annum with respect to the Reserve Adjusted Eurodollar Rate borrowings.

If the base rate option is selected by the Borrower, interest will be at the base rate plus the applicable margin, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be, and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate publicly announced by the Agent as its “prime rate”, (ii) the Federal Funds effective rate plus 1/2 of 1.00%, (iii) the one-month reserve Adjusted Eurodollar Rate plus 1.00% and (iv) 1.00%.

If the Reserve Adjusted Eurodollar Rate option is selected by the Borrower, interest will be determined based on interest periods to be selected by the Borrower of one, three or six months or (if agreed by all relevant lenders under the Term Loan Credit Facility) twelve months or, to the extent agreed to by the Agent, a shorter period and for each interest period will be at an annual rate equal to LIBOR, for deposits with a term equivalent to such interest period in U.S. dollars adjusted for applicable reserve requirements, plus the applicable margin. Interest will be paid at the end of each interest period (and at the end of every three months, in the case of interest periods longer than three months) and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Prepayments

The Term Loan Credit Facility requires us to prepay outstanding Term Loans, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% and 0%, as applicable, subject to attaining certain first lien net leverage ratios) of annual excess cash flow, calculated in accordance with the credit agreement;

•

100% of the net cash proceeds (including insurance and condemnation proceeds) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries, subject to de minimis thresholds, if those net cash proceeds are not reinvested in assets to be used in the Borrower’s business or to make certain other permitted investments (a) within 12 months of the receipt of such net cash proceeds or (b) if the Borrower commits to reinvest such net cash proceeds within 12 months of the receipt thereof, within 18 months of the initial receipt thereof (although in connection with any such prepayment, the Borrower may also repay other first lien debt to the extent it is so required); and

•	100% of the net proceeds of any incurrence of debt by the Borrower or any of its restricted subsidiaries, other than debt permitted to be incurred or issued under the Term Loan Credit Facility.

Notwithstanding any of the foregoing, each lender of the Term Loans has the right to reject its pro rata share of mandatory prepayments described the first two bullets above, in which case HGV may retain the amounts so rejected.

The foregoing mandatory prepayments will be applied pro rata to installments of the Term Loans as directed by the Borrower.

The Borrower may voluntarily prepay outstanding Term Loans at any time without premium or penalty, other than a 1.00% prepayment premium on voluntary prepayments of the Term Loans in connection with a repricing transaction on or prior to February 2, 2022 and customary “breakage” costs with respect to LIBOR loans. Voluntary prepayments on the Term Loans may be made on a discounted basis if the discounted prepayments are agreed to by the lenders.

Amortization

The Borrower is required to repay the Term Loans on the last business day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2021 and continuing until the fiscal quarter ending immediately prior to the Maturity Date, in quarterly installments in an aggregate principal amount equal to 0.25% of the original principal amount of the Term Loans. The remaining amount of the Term Loans will be payable on the Maturity Date.

Guarantees and Collateral

The obligations under the Term Loan Credit Facility are unconditionally guaranteed by the Company, HGV Intermediate Parent, any subsidiary of the Company that directly owns 100% of the issued and outstanding equity interests of the Borrower, and, subject to certain exceptions, each of the Borrower’s existing and future material restricted domestic wholly owned subsidiaries (each, a “Subsidiary Guarantor” and collectively the Company, HGV Intermediate Parent and the Borrower (other than in respect of its own obligations), the “Guarantors”). In addition, the Term Loan Credit Facility is collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, the Borrower and each of the Borrower’s and the Subsidiary Guarantors’ material direct or indirect wholly owned restricted domestic subsidiaries and 65% of the capital stock of, or other equity interests in, each of the Borrower’s or any Subsidiary Guarantors’ direct wholly owned first-tier restricted foreign subsidiaries, and (ii) certain tangible and intangible assets of the Borrower and those of the Subsidiary Guarantors (subject to certain exceptions and qualifications).

Covenants and Events of Default

The credit agreement governing the Term Loan Credit Facility (the “Term Loan Credit Agreement”) contains a number of affirmative and negative covenants and customary events of default. Such covenants, among other things, limit or restrict, subject to certain exceptions, the ability of the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	make fundamental changes;

•	make restricted payments;

•	make investments, loans and advances, including acquisitions;

•	engage in certain transactions with affiliates;

•	make changes in the nature of their business; and

•	make prepayments of subordinated debt.

If the Term Loans receive both a rating equal to or higher than equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- (or the equivalent) by S&P Global Ratings (“S&P”), a business unit of Standard & Poor’s Financial Services LLC, and no event of default has occurred and is continuing, the restrictions in the Term Loan Credit Facility regarding incurring additional indebtedness, making restricted payments and engaging in transactions with affiliates will not apply to the Borrower and its restricted subsidiaries during the period in which such ratings are maintained.

If an event of default occurs under the Term Loan Credit Agreement, the lenders under the Term Loan Credit Facility will be entitled to take various actions, including the acceleration of amounts due under the Term Loan Credit Facility and all actions permitted to be taken by a secured creditor.

The foregoing description of the Term Loan Credit Agreement in this Current Report are summaries, and are qualified in their entirety by reference to the complete terms of the Term Loan Credit Agreement included therein. The Term Loan Credit Agreement is filed hereto as 10.3 and is incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 of this Current Report under the heading “Apollo Stockholders Agreement,” on August 2, 2021, HGV completed the previously announced acquisition of Diamond, a company that owns, operates and/or manages an aggregate of 92 timeshare properties in the United States, Canada, Mexico and Europe, and related assets and businesses, pursuant to the Merger Agreement. In connection with the Merger, Diamond merged with and into HGV Borrower, with HGV Borrower continuing to as the surviving entity after the Merger. Prior to the closing of the Merger, Diamond was significantly owned and controlled by the Apollo Investors, Reverence Parties and other stockholders.

As previously disclosed, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger:

•

each share of Diamond common stock issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into and exchanged for the right to receive a number of shares of HGV’s common stock and/or cash in lieu of any fractional shares of HGV’s common stock, calculated in the manner set forth in the Merger Agreement and allocated among the various sellers based on their respective ownership interests in Diamond in accordance with the Merger Agreement (the “Merger Consideration”);

•

each in-the-money option, whether vested or unvested, to purchase shares of Diamond common stock automatically ceased to be outstanding and was converted into and exchanged for the right to receive, without any interest thereon, a number of shares of HGV’s common stock and/or cash in lieu of any fractional shares of HGV’s common stock equal to (x) (1) the product of (A) the number of Diamond common stock subject to such in-the-money option, multiplied by (B) the Exchange Ratio (as defined in the Merger Agreement) and multiplied by (C) the Parent Stock Value (as defined in the Merger Agreement) minus (2) the aggregate exercise price of such in-the-money option, minus (3) an amount equal to the tax withholding obligation that would be withheld pursuant to the Merger Agreement with respect to the payment to the holder of such in-the-money options of an amount equal to the preceding clause (1) minus the preceding clause (2), divided by (y) the Parent Stock Value (as defined in the Merger Agreement) (the “Option Consideration”) (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option); and

•

all Diamond options outstanding immediately prior to the effective time of the Merger other than in-the-money options (x) to the extent not then vested, became fully vested as of immediately prior to the effective time of the Merger (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (y) automatically were cancelled and terminated at the effective time of the Merger without payment therefor, and, to such extent, will have no further force or effect.

No fractional shares of HGV common stock were issued in the Merger. The value of any fractional interests of shares of HGV common stock to which a holder was otherwise entitled was, or will be, paid in cash. Each of the parties to the Merger Agreement and the exchange agent are entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement those amounts that it is required to deduct and withhold from such payments under applicable tax law.

The information provided in Item 1.01 of this Current Report under the heading “Term Loan Credit Facility” is incorporated by reference herein. In addition, as disclosed in HGV’s Current Reports on Forms 8-K dated May 20, 2021, June 4, 2021, June 14, 2021, and June 28, 2021, and filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2021, June 4, 2021, June 15, 2021, and June 28, 2021, respectively, in anticipation of the closing of the Merger, HGV, through its wholly owned subsidiaries, issued $850 million aggregate principal amount of 5.000% Senior Notes due 2029 and $500 million aggregate principal amount of 4.875% Senior Notes due 2031, in each case in a private offering. The net proceeds from such offerings were used to repay certain indebtedness in connection with the Merger.

The foregoing description of the Merger, the Merger Consideration, the Option Consideration and the Merger Agreement are summaries, and are qualified in their entirety by reference to the complete terms of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report, and an amendment to the Merger Agreement, dated as of July 7, 2021, a copy of which is filed as Exhibit 2.2 to this Current Report hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report under the heading “Term Loan Credit Facility” is incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report under the heading “Apollo Stockholders Agreement” and in Item 2.01 of this Current Report with respect to the portion of the Merger Consideration and Option Consideration payable in shares of HGV’s common stock pursuant to the Merger Agreement are incorporated herein by reference. In connection with the closing of the Merger, on August 2, 2021, HGV issued an aggregate of 33,925,901 shares of HGV’s common stock (the “Shares”), as substantially all of the consideration for the Merger, to the Apollo Parties, Reverence Parties and other stockholders, as former stockholders of Diamond immediately prior to the effective time of the Merger. The Shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 under the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Apollo Directors

The information provided in Item 1.01 of this Current Report under the heading “Apollo Stockholders Agreement” is incorporated herein by reference. On July 30, 2021, pursuant to the terms of the Merger Agreement and the Stockholders Agreement, the Board approved an increase in the size of the Board from seven to nine members and the appointments of Messrs. David Sambur and Alex von Hoek to fill the vacancies created by the increase, in each case subject to consummation of the Merger. The Board size increase and the foregoing appointments became effective on August 2, 2021, immediately after the effective time of the Merger. Each new director will serve until the 2022 annual meeting of HGV’s stockholders and until his successor is duly elected and qualified. The directors of HGV as of immediately prior to the effective time of the Merger are continuing as directors following the effective time of the Merger.

In connection with their service as directors, each of Messrs. Sambur and von Hoek will receive non-employee director compensation commensurate with HGV’s other non-employee directors, which is described in more detail in HGV’s definitive proxy statement on Schedule 14A filed with the SEC on March 26, 2021, prorated for their remaining terms.

The Board, together with input from the Nominating and Corporate Governance Committee of the Board, after careful evaluation, determined that neither Messrs. Sambur nor von Hoek is an independent director due to their senior leadership position with Apollo Global Management, Inc., which controls the Apollo Investors and related funds, and the fact that the Apollo Investors (including the Apollo Parties) would own a significant number of shares of HGV’s outstanding common stock immediately after the closing of the Merger. Accordingly, despite the right of the Apollo Investors to appoint a member to the Audit Committee of the Board pursuant to the terms of the Stockholders Agreement, neither Mr. Sambur nor Mr. von Hoek has been assigned to the Audit Committee or any other committees of the Board at this time. Other than the Merger and related transactions, there are no transactions in which Mr. Sambur or Mr. von Hoek had or has an interest that require disclosure under Item 404(a) of Regulation S-K.

HGV has entered into an indemnification agreement with each of Messrs. Sambur and von Hoek in substantially the form of HGV’s standard form of indemnification agreement. These agreements require HGV to indemnify covered individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to HGV, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is filed as Exhibit 10.5 to HGV’s Registration Statement on Form 10 and incorporated herein by reference.

Re-alignment of the Executive Team

On July 30, 2021, the Board, together with input from the Nominating and Corporate Governance Committee of the Board, took certain actions with respect to realigning HGV’s executive team as a result of the Merger, as follows:

•	Gordon S. Gurnik’s title was changed from Executive Vice President and Chief Operating Officer to Senior Executive Vice President and Chief Operating Officer;

•	Daniel J. Mathewes’s title was changed from Executive Vice President and Chief Financial Officer to Senior Executive Vice President and Chief Financial Officer;

•

Each of Dennis A. DeLorenzo, HGV’s Executive Vice President and Chief Sales Officer, and Stan R. Soroka, HGV’s Executive Vice President and Chief Customer Officer, will report to Mr. Gurnik, with Mr. Gurnik having the ultimate authority over and policy making oversight of each of Messrs. DeLorenzo’s and Soroka’s respective areas of business unit, division or function; and

•

Matthew A. Sparks, HGV’s Executive Vice President and Chief Development Officer, will report to Mr. Mathewes, with Mr. Mathewes having the ultimate authority over and policy making oversight of, Mr. Spark’s area of business unit, division or function.

In addition, Jorge Pablo Brizi, HGV’s Executive Vice President and Chief Human Resources Officer, was given authority over additional departments. Other than such executive team re-alignment described above (the “Executive Realignment”), no other changes to HGV’s executive officers’ duties and responsibilities were made and each of Messrs. Mark D. Wang, HGV’s President and Chief Executive Officer, Gurnik, Mathewes, Brizi, and Charles R. Corbin, HGV’s Executive Vice President, General Counsel, and Secretary, will continue as HGV’s executive officers. It is anticipated that only such executive officers will be considered “officers” of HGV for the purposes of Section 16 of the Exchange Act (other than HGV’s principal accounting officer, who is an “officer” for such purpose) and “executive officers” of HGV as that term is defined in Rule 3b-7 under the Exchange Act.

The Executive Realignment was conditioned upon the closing of the Merger and became effective on August 2, 2021, immediately after the effective time of the Merger.

As previously disclosed, Sherri A. Silver, HGV’s Executive Vice President and Chief Marketing Officer, will separate from HGV shortly after the closing date of the Merger.

Compensation Matters

On July 28, 2021, the Compensation Committee of the Board (the “Compensation Committee”) took certain actions in connection with the Merger with respect to HGV’s executive officers, including its named executive officers, as summarized below.

Compensation Adjustments

The Compensation Committee approved adjustments to the base salaries, short-term and long-term incentive award opportunities for certain executive officers in connection with their expanded responsibilities following the closing of the Merger and the Executive Realignment, including for Mr. Mathewes. The Compensation Committee approved a base salary increase for Mr. Mathewes from $550,000 to $650,000, effective as of the Closing.

Transaction Incentive Awards

The Compensation Committee approved transaction incentive awards (“Transaction Incentive Awards”) consisting of performance-based restricted stock units (“Performance RSUs”) for certain executive officers and employees, including the named executive officers listed below. The Compensation Committee considered the past, current and future efforts by the Company’s employees necessary to a successful completion and integration, as well as the transformative nature of the Merger. The Compensation Committee determined that the Transaction Incentive Awards were an effective tool to reward and incentivize employees for their efforts, while also continuing to tie pay to performance (including but not limited to the successful integration of the two companies). The Transaction Incentive Awards were granted under, and pursuant to the terms and conditions of, the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), and the award agreement approved by the Compensation Committee (the “Incentive Performance RSU Agreement”). The Transaction Incentive Awards as approved by the Compensation Committee for the named executive officers are as follows:

	Transaction Incentive Award Value ($)	Performance RSUs (#)(1)
Mark D. Wang	$3,000,000	74,497
Daniel J. Mathewes	$1,700,000	42,215
Charles R. Corbin	$1,700,000	42,215
Dennis A. DeLorenzo	$500,000	12,416

(1)

The Performance RSUs cliff vest based on the level of achievement of pre-established performance goals relating to run rate cost savings (weighted 67%) and Adjusted EBITDA (weighted 33%) following a two and one-half year performance period commencing on the closing date of the Merger and ending December 31, 2023, subject to the executive’s continued employment with the Company with certain exceptions as provided in the 2017 Plan and applicable award agreement.

The foregoing description of the Incentive Performance RSU Agreement are summaries, and are qualified in their entirety by reference to the complete terms of the form of the Incentive Performance RSU Agreement included therein. The Incentive Performance RSU Agreements are filed hereto as 10.4 and 10.5 and are incorporated by reference herein.

Termination of Executive Deferred Compensation Plan

HGV previously maintained the Hilton Grand Vacations Inc. Executive Deferred Compensation Plan (the “EDCP”). As previously disclosed, pursuant to the terms of the EDCP, the Merger will result in a required distribution of account balances under the EDCP in accordance with its terms. On July 28, 2021, the Compensation Committee approved the termination of the EDCP effective as of the closing of the Merger.

Item 8.01	Other Events.

On August 2, 2021, in connection with the closing of the Merger, HGV and Apollo issued a joint press release. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 10, 2021, by and among Hilton Grand Vacations Inc., Hilton Grand Vacations Borrower LLC, Dakota Holdings, Inc., and certain stockholders named therein (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on March 12, 2021)*

2.2	Amendment to Agreement and Plan of Merger, dated as of July 7, 2021, by and among Hilton Grand Vacations Inc., Hilton Grand Vacations Borrower LLC, Dakota Holdings, Inc., and AP VIII Dakota Holdings, L.P., in its capacity as Seller Representative (incorporated by reference to Annex A to Registrant’s Additional Definitive Materials on Schedule 14A filed on July 7, 2021)

Exhibit No.	Description

10.1	Stockholders Agreement, dated as of August 2, 2021, by and among Hilton Grand Vacations Inc., AP VIII Dakota Holdings, L.P., AP Dakota Co-Invest, L.P., and, for the purposes of Sections 7.2 and 7.3 thereof, Hilton Worldwide Holdings Inc.

10.2	Joinder Agreement, dated as of August 2, 2021, of AP VIII Dakota Holdings Borrower, L.P.

10.3	Credit Agreement, dated as of August 2, 2021, by and among Hilton Grand Vacations Parent LLC, as parent, Hilton Grand Vacations Borrower LLC, as the borrower, the guarantors from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

10.4	Form of Transaction Incentive Performance RSU Agreement (CEO)

10.5	Form of Transaction Incentive Performance RSU Agreement (Non-CEO)

99.1	Press Release, dated August 2, 2021

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules have been omitted. HGV agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Forward-looking statements convey management’s expectations as to the Company’s future, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time the Company makes such statements. Forward-looking statements include all statements that are not historical facts, including those related to the proposed Merger and the Company’s revenues, earnings, cash flow and operations, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words.

The Company cautions you that forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond the Company’s control, that may cause its actual results, performance or achievements to be materially different from the future results. Factors that could cause the Company’s actual results to differ materially from those contemplated by its forward-looking statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed Merger on the Company’s relationships, operating results and business generally; the risk that the proposed Merger will not result in the anticipated synergies in a timely manner; exceeding the expected costs of the Merger; the material impact of the COVID-19 pandemic on the Company’s business, operating results, and financial condition; the extent and duration of the impact of the COVID-19 pandemic on global economic conditions; the Company’s ability to meet its liquidity needs; risks related to the Company’s indebtedness; inherent business risks, market trends and competition within the timeshare and hospitality industries; the Company’s ability to successfully source inventory and market, sell and finance VOIs; default rates on the Company’s financing receivables; the reputation of and the Company’s ability to access Hilton Worldwide Holdings Inc.’s (“Hilton”) brands and programs, including the risk of a breach or termination of the Company’s license agreement with Hilton; compliance with and changes to United States and global laws and regulations, including those related to anti-corruption and privacy; risks related to the Company’s acquisitions, joint ventures, and other partnerships; the Company’s dependence on third-party development activities to secure just-in-time inventory; the performance of the Company’s information technology systems and its ability to maintain data security; regulatory proceedings or litigation; adequacy of the Company’s workforce to meet its business and operation needs; the Company’s ability to attract and retain key executives and employees with skills and capacity to meet its needs; and natural disasters or adverse geo-political conditions. Any one or more of the foregoing factors could adversely impact the Company’s operations, revenue, operating margins, financial condition and/or credit rating.

For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2021, and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC on April 29, 2021 and July 29, 2021, respectively, which may be updated from time to time in the Company’s annual reports, quarterly reports, current reports and other filings the Company makes with the SEC.

The Company’s forward-looking statements speak only as of the date of this communication or as of the date they are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: August 3, 2021